EXHIBIT 99.1

For Immediate Release
GOLDEN STAR AND ST. JUDE ANNOUNCE SIGNING OF
DEFINITIVE AGREEMENT
Expect to Close Transaction in December
November 14, 2005, Denver, Colorado and Vancouver, British Columbia — Golden Star Resources Ltd. (TSX: GSC; AMEX: GSS) and St. Jude Resources Ltd. (TSXV: SJD) are pleased to announce that they have signed a definitive agreement providing for the acquisition of St. Jude by Golden Star.
The acquisition is expected to be completed by way of a court-sanctioned plan of arrangement whereby every one common share of St. Jude will be exchanged for 0.72 of a Golden Star common share, representing a 38% premium over the 20 day average closing share price of St. Jude as of September 26, 2005, the day prior to the announcement of the transaction. Upon completion of the proposed transaction, existing St. Jude shareholders will hold approximately 19% of Golden Star.
The St. Jude security holder meeting to approve the transaction is expected to be held December 15, 2005, with closing expected to occur shortly thereafter. The transaction will require the approval of the shareholders of St. Jude and the holders of St. Jude convertible securities, voting as a single class. The transaction will also require regulatory approval and be subject to the satisfaction or waiver of certain conditions.
BMO Nesbitt Burns Inc. is acting as financial advisor to Golden Star. Salman Partners Inc. and Haywood Securities Inc. are acting as joint financial advisors to St. Jude and each has provided an opinion that the consideration offered under the transaction is fair from a financial point of view to the shareholders of St. Jude.
About Golden Star
Golden Star holds a 90% equity interest in the Bogoso/Prestea and Wassa open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in West Africa and in the Guiana Shield of South America. Golden Star’s production is expected to increase to over 500,000 ounces in 2007, compared to expected production of approximately 220,000 ounces in 2005. Golden Star has approximately 143 million common shares outstanding.
About St. Jude
St. Jude’s principal assets are the Hwini-Butre and Benso projects at the southeastern end of the prolific Ashanti gold belt region in Ghana. Based on the disclosures of St Jude, Hwini-Butre and Benso have combined total near surface attributable measured and indicated resources of approximately 15.1 million tonnes at an average grade of 2.71 grams per tonne. In addition, St. Jude has several other highly prospective advanced exploration projects in Ghana, Burkina Faso and Niger.
Forward-looking Statements
Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the anticipated acquisition of St. Jude by Golden Star, the timing and terms of that transaction and Golden Star’s expected production in 2005 and 2007. Factors that could cause actual results to differ materially include delays in or inability to obtain regulatory, court and shareholder approvals, a superior proposal and Golden Star’s decision not to match it or a decision by Golden Star to change its strategic plan;; unexpected events during construction and start-up of the Bogoso expansion; variations in ore grade, tonnes mined and crushed or milled from those anticipated; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive government or regulatory approvals relating to increased production; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues; and fluctuations in gold prices and costs. There can be no assurance that future developments affecting Golden Star will be those anticipated by management. Please refer to the discussion of these and other factors in Golden Star’s Form 10-K for 2004. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. Golden Star expects that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While Golden Star may elect to update these estimates at any time, Golden Star does not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.
Cautionary Note to United States Investors Regarding Estimates of Measured and Indicated Resources
This press release uses the terms measured and indicated resources. United States investors are advised that while such terms are recognized and required by Canadian regulators, the SEC does not recognize them. United States investors are cautioned not to assume that all or any part of Measured or Indicated resources will ever be converted in to reserves.
This press release does not constitute an offer to buy or sell, or the solicitation of an offer to buy or sell, any of the securities of Golden Star or St. Jude, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Golden Star common shares to be issued in the transaction have not been and will not be registered under the United States Securities Act of 1933 as amended (the “U.S. Securities Act”), or any securities laws and may not be offered or sold in the United States except in certain transactions exempt from the registration requirements of the U.S. Securities Act and applicable state securities laws.
For further information, please contact:
Golden Star Resources Ltd.
Allan Marter, Senior Vice President and Chief Financial Officer
Tel: +1-303-894-4631
Fax: +1-303-830-9094
St. Jude Resources Ltd.
Michael A. Terrell, President
Tel: +1-604-940-6565
Fax: +1-604-940-6566